Exhibit 10.3

TRANSITION SERVICES AGREEMENT

BETWEEN

MCDERMOTT INTERNATIONAL, INC.

(as service provider)

and

THE BABCOCK & WILCOX COMPANY

(as service receiver)

Dated [            ], 2010

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Schedules

Schedule A - Tax Services

Schedule B - Accounting and Financial Reporting Services

Schedule C - Executive Consulting Services

Schedule D - Legal Services

Schedule E - Human Resources Services

Schedule F - Risk Management Services

Schedule G - Treasury Services

Schedule H -Investor Relations Services

Schedule I - Litigation Services

Schedule J - Services for Sales Office in Singapore

Schedule K - Services for MPLS and Facility Access in Houston

Schedule L - Office Space

Schedule M - Offsite and Third Party Records Storage and Destruction

Schedule N - Office in McDermott’s New Orleans Facility

Schedule 2.4 - Certain Subcontractors

Schedule 4.1 - Payment Instructions

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the Schedules hereto, this “Agreement”) is entered into as of [            ], 2010, by and between McDermott International, Inc., a Panamanian corporation (“McDermott”), and The Babcock & Wilcox Company, a Delaware corporation (“B&W”).

WHEREAS, the Board of Directors of McDermott has determined that it would be appropriate and desirable for McDermott to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $1.00 per share, of McDermott all of the outstanding shares of common stock, par value $0.01 per share, of B&W owned by McDermott;

WHEREAS, in order to effectuate the foregoing, McDermott and B&W have entered into a Master Separation Agreement, dated as of the date hereof (the “Master Separation Agreement”), which provides, among other things, upon the terms and subject to the conditions thereof, for the separation of the respective businesses of McDermott and B&W and the Distribution, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to provide for an orderly transition under the Master Separation Agreement, it will be advisable for McDermott, through members of the MII Group, to provide to B&W certain services described herein for a transitional period.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Services” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the preamble.

“Availed Party” has the meaning set forth in Section 9.2(a).

“B&W” has the meaning set forth in the preamble.

“Distribution” has the meaning set forth in the recitals.

“Force Majeure Event” has the meaning set forth in Section 10.1.

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“Master Separation Agreement” has the meaning set forth in the recitals.

“McDermott” has the meaning set forth in the preamble.

“Schedules” means the Schedules attached hereto.

“Security Regulations” has the meaning set forth in Section 9.2(a).

“Service Coordinator” has the meaning set forth in Section 2.2.

“Services” has the meaning set forth in Section 2.1(a).

“Systems” has the meaning set forth in Section 9.2(a).

“Tax” has the meaning set forth in Section 4.4.

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Master Separation Agreement.

ARTICLE II

SERVICES

Section 2.1    Services.

(a) Upon the terms and subject to the conditions of this Agreement, McDermott, acting directly and/or through its Affiliates and their respective employees, agents, contractors or independent third parties designated by any of them, agrees to use commercially reasonable efforts to provide or to cause to be provided services to the B&W Group as set forth in Schedules A through N (including any Additional Services provided in accordance with Section 2.3 hereof, all such services are collectively referred to herein as the “Services”).

(b) At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the B&W Group, and such Persons shall not be considered or deemed to be employees of any member of the B&W Group nor entitled to any employee benefits of B&W as a result of this Agreement. The responsibility of such Persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the applicable member of the B&W Group in connection therewith, and such Persons shall not be responsible for decision-making on behalf of any member of the B&W Group. Such Persons shall not be required to report to management of any member of the B&W Group nor be deemed to be under the management or direction of any member of the B&W Group. B&W acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services provided in accordance with Section 2.3 hereof) or otherwise expressly set forth in the Master Separation Agreement or an Ancillary Agreement, no member of the MII Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the B&W Group.

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(c) Notwithstanding anything to the contrary in this Agreement, McDermott and members of the MII Group shall not be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable law, contract, license, authorization, certification or permit or McDermott’s Code of Business Conduct or other governance policies, as they may be amended from time to time.

Section 2.2    Service Coordinators. Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Mr. Gary Brauchle (for McDermott) and Mr. Keith Robinson (for B&W) (or their designated delegates) for each of McDermott and B&W, respectively. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution procedures set forth in Article V of the Master Separation Agreement. Each party hereto may treat an act of a Service Coordinator of the other party hereto which is consistent with the provisions of this Agreement as being authorized by such other party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement. McDermott and B&W shall advise each other promptly (in any case no more than three Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such party in accordance with this Section 2.2.

Section 2.3    Additional Services. B&W may request additional Services (the “Additional Services”) from McDermott by providing written notice. Upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, McDermott and B&W shall supplement in writing the Schedules hereto to include such Additional Services. Subject to the other limitations in this Agreement, including the provisions in Section 2.6, but notwithstanding the foregoing provisions of this Section 2.3, in addition to providing the Services specified in the Schedules, McDermott, acting directly and/or through its Affiliates and their respective employees, agents, contractors or independent third parties designated by any of them, shall use commercially reasonable efforts to provide or to cause to be provided additional, de minimis administrative support services to the B&W Group as may be requested by any member of the B&W Group from time to time, at no cost beyond the amounts set forth in the Schedules (as the amounts set forth in the Schedules contemplate such additional, de minimis administrative support services); provided, however, that, for any such additional services to be considered de minimis for purposes of this sentence, such additional services shall not require the attention of (i) any one employee of any member of the McDermott Group for more than 2 hours in any single calendar month or (ii) any group of employees of any one or more members of the McDermott Group for more than 30 hours in any single calendar month. Except where the context otherwise indicates or requires, any such additional services referred to in the immediately preceding sentence shall be deemed to be “Services” under this Agreement.

Section 2.4    Third Party Services. McDermott shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, that McDermott shall consult in good faith with B&W regarding the proposed hiring of any third-party subcontractor that has not previously been involved in the activities relating to such Service prior to the date

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hereof; provided, further, that, in the event such subcontracting is inconsistent with the practice applied by McDermott generally from time to time within its own organization, McDermott shall give notice to B&W of its intent to subcontract any portion of the Services and B&W shall have 20 days (or such lesser period set forth in the notice as may be practicable in the event of exigent circumstances) to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof. If B&W opts to cancel a Service pursuant to the immediately preceding sentence, it shall not be liable to McDermott pursuant to Section 6.1 for any costs or expenses McDermott or any member of the MII Group remains obligated to pay to the third-party subcontractor identified in the notice provided by McDermott as described above. McDermott shall not be required to give notice of its intent to subcontract Services to any party listed on Exhibit 2.4 hereto, nor shall B&W have any right to cancel any Service subcontracted to any such listed party pursuant to this Section 2.4 (provided, that this sentence shall not prevent B&W from cancelling any Service pursuant to Section 6.1).

Section 2.5    Standard of Performance; Limitation of Liability.

(a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed within the McDermott organization (including, for this purpose, B&W and its subsidiaries) prior to the date of this Agreement. It is understood and agreed that McDermott and the members of the MII Group are not professional providers of the types of services included in the Services and that McDermott personnel performing Services have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b) In the event McDermott or any member of the MII Group fails to provide, or cause to be provided, the Services in accordance with the standard of service set forth in Section 2.5(a) or Section 2.5(c), the sole and exclusive remedy of B&W shall be, at B&W’s sole discretion, within 90 days from the date that McDermott or such member of the MII Group first fails to provide such Service, to not pay for such Service; provided that in the event McDermott defaults in the manner described in clause (ii) of Section 7.1, B&W shall have the further rights set forth in Article VII.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY MCDERMOTT OR ANY MEMBER OF THE MII GROUP WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. B&W (ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER MEMBER OF THE B&W GROUP) HEREBY EXPRESSLY WAIVES ANY RIGHT B&W OR ANY MEMBER OF THE B&W GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY MCDERMOTT OR ANY MEMBER OF THE MII

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GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF MCDERMOTT OR ANY MEMBER OF THE MII GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND MCDERMOTT SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF MCDERMOTT OR ANY MEMBER OF THE MII GROUP. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE MII GROUP BE LIABLE TO THE B&W GROUP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID HEREUNDER BY THE B&W GROUP.

Section 2.6    Service Boundaries and Scope. Except as provided in a Schedule for a specific Service: (a) McDermott shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by any member of the MII Group for any member of the B&W Group immediately prior to the Distribution Date; provided, however, that, to the extent any such Service is to be provided by an employee of McDermott who works in the corporate headquarters of McDermott, such Service shall, to the extent feasible, only be provided by such employee from the corporate headquarters of McDermott; and (b) the Services shall be available only for purposes of conducting the business of the B&W Group substantially in the manner it was conducted immediately prior to the Distribution Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, McDermott shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees or third-party service providers; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (iii) make modifications to its existing systems or software; (iv) provide any member of the B&W Group with access to any systems or software other than those to which it has authorized access immediately prior to the Distribution Date; or (v) pay any costs related to the transfer or conversion of data of any member of the B&W Group. B&W acknowledges (on its own behalf and on behalf of the other members of the B&W Group) that the employees of McDermott or any other members of the MII Group who may be assisting in the provision of Services hereunder are at-will employees and, as such, may terminate or be terminated from employment with McDermott or any of the other members of the MII Group providing Services hereunder at any time for any reason. In no event shall McDermott or any of its Affiliates or any of their respective employees or agents be required to perform any Services or take any other actions hereunder that conflict with any applicable Law. For the avoidance of doubt and except as may hereafter be designated as Additional Services in accordance with Section 2.3, the Services do not include any services required for or as the result of any business acquisitions, divestitures, start-ups or terminations by the B&W Group. To the extent B&W desires McDermott to provide any services in connection with any such acquisitions, divestitures, start-ups or terminations, B&W shall follow the procedures for requesting Additional Services pursuant to Section 2.3.

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Section 2.7    Cooperation. McDermott and B&W shall cooperate with one another and provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

Section 2.8    Transitional Nature of Services; Changes. Subject to Sections 2.3 and 2.5, the parties acknowledge the transitional nature of the Services and that McDermott may make changes from time to time in the manner of performing the Services.

Section 2.9    Access. During the term of this Agreement and for so long as any Services are being provided to B&W by McDermott, B&W will provide McDermott and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to B&W and its employees, representatives, facilities and books and records as McDermott and its representatives may reasonably require in order to perform such Services.

ARTICLE III

SERVICE CHARGES

Section 3.1     Compensation. Subject to the specific terms of this Agreement, the compensation to be received by McDermott for each Service provided hereunder will be the fees set forth on the Schedule relating to the particular Service, subject to any escalation provided for on such Schedule. In consideration for the provision of a Service, each member of the B&W Group receiving such Service shall pay to McDermott or, at the election of McDermott, the member of the MII Group providing such Service, the applicable fee for such Service as set forth on the attached Schedules.

ARTICLE IV

PAYMENT

Section 4.1    Payment. Except as otherwise provided in a Schedule for a specific Service, charges for Services shall be invoiced monthly by McDermott or, at its option, the member of the MII Group providing the Service. Except as otherwise provided in a Schedule for a specific Service, B&W shall make the corresponding payment no later than 60 days after receipt of the invoice. Unless otherwise provided in this Agreement, B&W shall remit funds in payment of invoices provided hereunder either by wire transfer or ACH (Automated Clearing House) in accordance with the payment instructions set forth in Schedule 4.1. Each invoice shall be directed to the B&W Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail the Services rendered and the invoice amount for the Services rendered for the period covered by such invoice. Interest will accrue on any unpaid amounts at ten percent (10%) per annum (compounded monthly) or, if less, the maximum non-usurious rate of interest permitted by applicable law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement. If McDermott incurs any reasonable out-of-pocket expenses (including any incremental license fees incurred by McDermott in connection with performance of the Services and any travel expenses incurred at the request or with the consent of B&W) or remits funds to a third-party on behalf of B&W, in either case in connection with

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the rendering of Services, then McDermott shall include such amount on its monthly invoice to B&W, with reasonable supporting documentation, and B&W shall reimburse that amount to McDermott pursuant to this Section 4.1 as part of its next monthly payment.

Section 4.2    Payment Disputes. B&W may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to McDermott within 120 days following the date of the disputed invoice. B&W shall timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that McDermott shall pay interest at a rate of five percent (5%) per annum (compounded monthly) on any amounts it is required to return to B&W upon resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article V of the Master Separation Agreement. Neither party (or any member of its respective Group) shall have a right of set-off against the other party (or any member of its respective Group) for billed amounts hereunder. Upon written request, McDermott will provide to B&W reasonable detail and support documentation to permit B&W to verify the accuracy of an invoice.

Section 4.3    Review of Charges; Error Correction. McDermott shall maintain accurate books and records (including invoices of third parties) related to the Services sufficient to calculate, and allow B&W to verify, the amounts owed under this Agreement. From time to time until 120 days following the termination of this Agreement, B&W shall have the right to review, and McDermott shall provide access to, such books and records to verify the accuracy of such amounts, provided that such reviews shall not occur more frequently than once per calendar quarter. Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of McDermott. If, as a result of any such review, B&W determines that it overpaid any amount to McDermott, then B&W may raise an objection pursuant to the provisions of Section 4.2. B&W shall bear the cost and expense of any such review. McDermott shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges.

Section 4.4    Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of a member of the MII Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the MII Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to B&W as an explicit surcharge and shall be paid by B&W in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively. If B&W submits to McDermott a timely and valid resale or other exemption certificate acceptable to McDermott and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee payable pursuant to Article III; provided, however, that if a member of the MII Group is ever required to pay such Tax, B&W will promptly reimburse McDermott for such Tax, including any interest, penalties and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

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Section 4.5    Records. McDermott shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Services hereunder in accordance with its standard accounting practices and procedures, consistently applied. McDermott shall retain such accounting records and make them available to B&W’s authorized representatives and auditors for a period of not less than one year from the close of each fiscal year of McDermott; provided, however, that McDermott may, at its option, transfer such accounting records to B&W upon termination of this Agreement.

ARTICLE V

TERM

Section 5.1    Term. Subject to Articles VI and VII, the MII Group shall provide the specific Services to the B&W Group pursuant to this Agreement for the time period set forth on the Schedule relating to the specific Service. In accordance with the Master Separation Agreement and Article VI of this Agreement, except as otherwise provided in a Schedule for a specific Service, B&W shall undertake to provide to itself and members of the B&W Group, and to terminate as soon as reasonably practicable, the Services provided to the B&W Group hereunder. Except as otherwise provided in a Schedule for a specific Service or group of related Services, all Services provided for hereunder shall terminate on March 31, 2011. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall commence upon the Distribution Date and shall continue in full force and effect between the parties for so long as any Service set forth in any Schedule hereto is being provided to B&W or members of the B&W Group and this Agreement shall terminate upon the cessation of all Services provided hereunder; provided that Articles I, IV, VIII, IX and XI and Section 2.5(c) will survive the termination of this Agreement and any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

ARTICLE VI

DISCONTINUATION OF SERVICES

Section 6.1    Discontinuation of Services. Unless otherwise provided in the relevant Schedule for a particular Service, at any time after the Distribution Date, B&W may, without cause and in accordance with the terms and conditions hereunder and the Master Separation Agreement, request the discontinuation of one or more specific Services by giving McDermott at least 30 days’ prior written notice; provided, however, that any such discontinuation will not affect the amounts payable to McDermott hereunder unless (and then only to the extent that) the charges for the discontinued Services have been separately identified in the applicable Schedule. B&W shall be liable to McDermott for all costs and expenses McDermott or any member of the MII Group remains obligated to pay in connection with any discontinued Service or Services, except in the case of a Service terminated by B&W pursuant to clause (ii) of the first sentence of Section 7.1 hereof. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the B&W Group of all of the duties and obligations previously performed by McDermott or a member of the MII Group under this Agreement.

Section 6.2    Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as otherwise provided in a Schedule for a specific

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Service and except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Articles I, IV, VIII, IX and XI and Section 2.5(c) of this Agreement shall survive such discontinuation or termination. Each party and the applicable member(s) of its respective Group shall, within 60 days after discontinuation or termination of a Service, deliver to the other party and the applicable member(s) of its respective Group originals of all books, records, contracts, receipts for deposits and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service; provided that a party may retain copies of material provided to the other party pursuant to this Section 6.2 as it deems necessary or appropriate in connection with its financial reporting obligations or internal control practices and policies.

ARTICLE VII

DEFAULT

Section 7.1    Termination for Default. In the event (i) of a failure of B&W to pay for Services in accordance with the terms of this Agreement, or (ii) any party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then (1) if the non-defaulting party is McDermott, McDermott shall have the right, at its sole discretion, to immediately terminate the Service with respect to which the default occurred, and (2) if the non-defaulting party is B&W, B&W shall have the right, at its sole discretion, to immediately terminate the Service with respect to which the default occurred, in either case if the defaulting party has failed to cure the default within 30 days of receipt of the written notice of such default. B&W’s right to terminate this Agreement pursuant to this Article VII and the rights set forth in Section 2.5 shall constitute B&W’s sole and exclusive rights and remedies for a breach by McDermott hereunder (including any breach caused by an Affiliate of McDermott or other third party providing a Service hereunder).

ARTICLE VIII

INDEMNIFICATION AND WAIVER

Section 8.1    Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT, THE MASTER SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

Section 8.2    Services Received. B&W hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5, Article VII and the other provisions hereof, including the limitation of remedies available to B&W that restricts available remedies resulting from a Service not

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provided in accordance with the terms hereof to non-payment and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of B&W to a separate company as a result of the Distribution, and McDermott and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of McDermott and the other members of the MII Group to render, nor of B&W and the other members of the B&W Group to receive from McDermott and the other members of the MII Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; B&W shall not rely on, or construe, any Service rendered by or on behalf of McDermott as such professional advice or opinions or technical advice; and B&W shall seek all third-party professional advice and opinions or technical advice as it may desire or need, and in any event B&W shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.5 and Article VII;

(d) with respect to any software or documentation within the Services, B&W shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to McDermott’s agreement to provide the Services is the limitation of liability and the release provided by B&W in this Agreement.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, B&W SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD MCDERMOTT, ANY MEMBER OF THE MII GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING OUT OF OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF MCDERMOTT, ANY MEMBER OF THE MII GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF MCDERMOTT OR ANY MEMBER OF THE MII GROUP.

Section 8.3    Express Negligence. THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE,

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JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

CONFIDENTIALITY

Section 9.1    Confidentiality. B&W and McDermott each acknowledge and agree that the terms of Section 6.9 of the Master Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one party to the other in connection with this Agreement. B&W and McDermott each acknowledge and agree that any third party Information (to the extent such Information does not constitute McDermott Books and Records) provided by any member of the B&W Group to any member of the MII Group after the Distribution Date in connection with the provision of the Services by any member of the MII Group, or generated, maintained or held in connection with the provision of the Services by any member of the MII Group after the Distribution Date, in each case that primarily relates to the B&W Business, the B&W Assets, or the B&W Liabilities, shall not be considered Privileged Information of McDermott or Confidential Information of McDermott.

Section 9.2    System Security.

(a) If any party hereto is given access to the other party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the party given access (the “Availed Party”) shall comply with all of the other party’s system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other party. The Availed Party shall access and use only those Systems of the other party for which it has been granted the right to access and use.

(b) Each party hereto shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other party gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c) If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Availed Party personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other party hereto, the Availed Party shall promptly terminate any such person’s access to the Systems and immediately notify the other party hereto. In addition, such other party hereto shall have the right to deny personnel of the Availed Party access to its Systems upon notice to the Availed Party in the event that the other party hereto reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 9.2(c) or otherwise pose a security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other party hereto in investigating any apparent unauthorized access to such other party’s Systems.

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ARTICLE X

FORCE MAJEURE

Section 10.1    Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance (and not involving any willful misconduct of such party), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). B&W shall not be obligated to pay any amount for Services that it does not receive as a result of a Force Majeure Event (and the parties hereto shall negotiate reasonably to determine the amount applicable to such Services not received). In addition to the reduction of any amounts owed by B&W hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Service has been disrupted or reduced, during such disruption or reduction, (a) B&W may replace any such affected Service by providing any such Service for itself or engaging one or more third parties to provide such Service at the expense of B&W and (b) McDermott shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Service.

Section 10.2    Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

Section 10.3    Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Entire Agreement. This Agreement, together with the documents referenced herein (including the Master Separation Agreement), constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 11.2    Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either party hereto, except with the prior written consent of the other party hereto.

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Section 11.3    Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the parties hereto. Either party hereto may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.4    Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party hereto as it shall have specified by like notice.

Section 11.5    Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 11.6    Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.7    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

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Section 11.8    Performance. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

Section 11.9    Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties. The parties hereto agree that McDermott (and any other member of the MII Group which performs Services hereunder) is an independent contractor in the performance of Services for the B&W Group under this Agreement.

Section 11.10    Regulations. All employees of McDermott and the members of the MII Group shall, when on the property of B&W, conform to the rules and regulations of B&W concerning safety, health and security which are made known to such employees in advance in writing.

Section 11.11    Construction. This Agreement shall be construed as if jointly drafted by the parties hereto and no rule of construction or strict interpretation shall be applied against either party. In this Agreement, unless the context clearly indicates otherwise, words used in the singular include the plural and words used in the plural include the singular; and if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and the neuter. Unless the context otherwise requires, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the word “or” shall have the inclusive meaning represented by the phrase “and/or.” The words “shall” and “will” are used interchangeably in this Agreement and have the same meaning. Relative to the determination of any period of time hereunder, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.” All references herein to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference herein to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition. As used in this Agreement, the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement. The titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.12    Effect if Separation does not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the parties and neither party shall have any liability or further obligation to the other party under this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

THE BABCOCK & WILCOX COMPANY

By:
Name:
Title:

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Schedule A

Tax Services

Description of Services to be Provided:

Services to be provided as part of Tax Transition Services:

(A)	Subject matter expertise as it relates to B&W’s tax provision through the filing of the Form 10-K for the 2010 year

(B)	Subject matter expertise as it relates to B&W’s international tax operations

(C)	Miscellaneous subject matter expertise on an as needed basis

Special Provisions:

Service Fee:

Amount:	$12,744 per month.
Currency:	USD

Termination Date:

All services will be terminated automatically on December 31, 2011.

Schedule B

Accounting and Financial Reporting Services

Areas of Service:

Assistance with Preparation of Quarterly/Annual Filings and Shareholder Reports

o	Assistance with recording consolidating adjustments, intercompany eliminations, capital contributions, intercompany dividends, minority interest, foreign currency translations, etc.
o	Assistance with verifying memo data (depreciation & amortization, etc).
o	Provision of support in the development of select footnotes.
o	Assistance with producing monthly and quarterly debt covenant tests and reporting packages.
o

Assistance with performing various analyses during the quarterly and annual close processes to assist management with understanding current results and the latest forecast, with variance explanations and with information for the earnings calls with analysts and others.

Assistance with Application Support (HFM)

o	Assistance with the maintenance of the HFM financial consolidation system, including SOx security protocols, close process protocols, and account hierarchy maintenance.
o	Assistance with providing Hyperion administration and user support, including connectivity and report creation.
o	Assistance with the management of Deloitte audit SharePoint site(s).

Additional Subject Matter Support

o	Assistance with equity accounting.
o	Assistance with SGA expense analyses and reporting (Blue Book).
o	Assistance with Defense Contractor’s Audit Agency audit requests.

Special Provisions:

o	Formal training courses will be provided if required subject to availability of qualified trainers at rates to be agreed (not included in Service Fee below).
o	Except as necessitated by completion of the Distribution, preparation of quarterly and annual financial statements and reporting will be consistent with historical practice.
o	Services will not include HFM development work, other than for metadata changes, and will not include support of upgrades or implementation of new consolidations and reporting technology.

Service Fee:

Amount:	$5,035 per month
Currency:	United States Dollars (USD)
Note:	Service fee above does not include interim executive costs

Termination Date:

Services provided up to one year from the Distribution Date.

Schedule C

Executive Consulting Services

Description of Services To Be Provided:

Services to be provided as part of Executive Consulting Transition Services:

Access, on an as-needed basis, to the consulting services to be provided by each of Messrs. Preston Johnson and Dennis S. Baldwin (each, a “Consultant” and, collectively, the “Consultants”), in each case pursuant to the separate consulting agreement between the Consultant and [MII], a copy of which has been provided to B&W (collectively, in the forms provided to B&W, the “Consulting Agreements”).

Special Provisions:

The Services described above shall be subject to the terms and provisions of the Consulting Agreements (including the provisions thereof respecting indemnity, which B&W hereby agrees to be bound by, as if it were a party to each of the Consulting Agreements in the same capacity as MII is a party).

Service Fee:

Amount:	$47,500 (50% of the consulting fees and other compensation payable pursuant to the Consulting Agreements).

Currency:	United States Dollars (USD)

Termination Date:

Services provided up to three months from the Distribution Date.

Schedule D

Legal Services

Description of Services to be Provided:

Services to be provided as part of Legal Transition Services:

(A)	COBRA Subsidy Support
(B)	Medicare Part D Compliance Support
(C)	HIPAA Compliance Support
(D)	Thrift Plan VCP Support
(E)	Contract Support
(F)	Welfare Plans Support

(A) COBRA Subsidy Support

o	Assistance as reasonably requested for compliance with COBRA subsidy provisions of ARRA, as amended

(B) Medicare Part D Support

o	Assistance as reasonably requested for:
¡	Drafting Medicare Part D Notices of Creditable Coverage
¡	Filing disclosures to CMS

(C) HIPAA Compliance Support

o	Assistance as reasonably requested for:
¡	Compliance with HIPAA privacy and security requirements
¡	Drafting HITECH amendments to business associate agreements

(D) Thrift Plan VCP Support

o	Assistance as reasonably requested for:
¡	Matters related to B&W participants affected by the 2008 Thrift Plan VCP filing
¡	Administration of Thrift Plan loan procedures

(E) B&W NOG Hourly Welfare Plan Contract Support

o	Assistance as reasonably requested for review of ASO and Stop Loss contract

(F) Welfare Plans Support

o	Assistance as reasonably requested for:
•	Issues related to 2011 open enrollment
•	Issues related to dependent coverage
•	General welfare and cafeteria plan compliance

Service Fee:

Amount:	$1,553 per month
Currency:	United States Dollars (USD)

Termination Date:

Services provided up to nine months from the Distribution Date.

Schedule E

Human Resources Services

Description of Services to be Provided:

Services to be provided as part of Human Resources Transition Services:

(A)	Assistance with Administration of Run-off of Health and Welfare Claims
(B)	Payroll Processing Support
(C)	HCM SAP Service Center Support
(D)	Expat Administration Support
(E)	Assistance with Deployment of SAP Compensation Tool

(A) Assistance with Administration of Run-off of Health and Welfare Claims

o	Continue payment of all B&W claims with dates of service prior to the Distribution Date, as directed by B&W (create an invoice with back-up and provide to B&W for reimbursement).
o

Assistance with administration of claims currently in subrogation or dispute or those which arise within 12 months after the Distribution Date, to include assistance with appeals to the Health Plan Committee.

o	Provide access to data with dates prior to the spin for the purposes of completing required audits and regulatory filings:
•	DCAA – CIPR audit
•	Audits by third parties relating to current pension plans
•	NOG-B trust audit
•	Medicare secondary payer requests
•	FAS 106 data requests for Buck Consultants
•	5500 filings
o	Provide data to support the COBRA ARRA subsidiary tax credits for B&W payrolls (premiums received for B&W COBRA participants post spin will be provided to B&W with appropriate back-up).
o

For premium payments which are made following the end of the month’s payroll, process payments/finding on behalf of B&W for the immediate period following the Distribution Date (create and invoice with back-up and provide to B&W for reimbursement).

(B) Payroll Processing Support

o	Assistance as reasonably requested for:
•	Pay issue troubleshooting
•	Special payment processing (bonus, vacation, pay advances)
•	Garnishment processing
•	Payroll tax filings and research

•	Equity compensation tax reporting
•	Board of Directors payment processing and reporting
•	Payroll processing back-up

(C) HCM SAP Service Center Support

o	Assistance as reasonably requested for:
•	Deleting personnel numbers created in error
•	Changing entry/separation dates
•	Deleting infotypes and records
•	Org Management creation and maintenance

(D) Expat Administration Support

o	Assistance as reasonably requested for:
•	Assignment offers, hire/rehire, country reassignments and terminations
•	Change of pay processing
•	Expat leaves of absence
•	Change in positions (intra and inter region transfers)
•	Housing & utilities (H&U) and commodities & services (C&S) processing
•	Tax Equalization
•	Unified Earning Statements
•	Foreign Tax compliance (with third party tax preparer)

Special Provisions:

o	The number of expatriates and their locations shall not increase by more than 10% during the service period.

(E) Assistance with Deployment of SAP Compensation Tool

o	Assistance as reasonably requested for:
•	Providing an overview of the compensation tool and portal to include a detailed demonstration
•	Providing a review and briefing on the transition plan which was developed during the design phase for deploying the tool in the business units
•	Serving as a subject matter expert during planning sessions/workshops to confirm the compensation process design and tool set-up
•	Resolving issues and responding to inquiries during the deployment process

Service Fee:

Amount:	$12,272 per month
Currency:	US Dollars (USD)

Termination Date:

Services provided for up to twelve months from the Transaction Date.

Schedule F

Risk Management Services

Description of Services to be Provided:

Miscellaneous advice and consulting as requested concerning:

1.	Historic MII CIRM activities, documents and processes including, but not limited to, insurance coverages, captive operations and coverages, and RIMS systems.

2.	Risk identification, assessment, and treatment (including financing via transfer or captive).

3.	Removal of B&W related rights and obligations from Boudin and Non-B&W obligations from Creole.

4.	New employee training.

Charges:

$1,245 per month for three months from the effective date hereof. After three months, charges to be agreed if any services still are being provided.

Schedule G

Treasury Services

Description of Services to be Provided:

Services to be provided as part of Treasury Transition Services:

(A)	Cash management services
(B)	Assistance with managing temporary investments and hedging
(C)	Assistance with coordinating revolver borrowings
(D)	Assistance with managing credit relationships
(E)	Assistance with credit agreement compliance reporting

Each such service category is described below.

(A) Cash Management Services

o	Monitor cash activity to determine daily cash surplus or shortfall
o	Initiate intercompany transfers necessary to fund bank accounts
o	Execute vendor payments as directed by B&W
o	Upload payment files as approved by B&W
¡	Convert excess foreign currencies to USD
¡	Purchase foreign currency per B&W cash call requests
o	Buy/Sell foreign currency to fund operations according to B&W instructions
o	Reconcile and report prior day activity
o	Assist with opening and activating new deposit and investment accounts, closing accounts, updating signatories on accounts
o	Assistance with managing escrow accounts
o	Assistance with completing letter of credit applications, receiving, reconciling and paying letter of credit fees
o	Assistance with managing excess liquidity and longer term financial assets
¡	Redeem funds as necessary to fund daily activity
¡	Invest excess cash in B&W approved investment funds
o	Assistance with receiving, analyzing and paying banking fees related to Treasury Management Services
o	Assistance with managing banking projects, service and user entitlements on banking systems
o	Serve on pre- and post-acquisition teams

(B) Manage Temporary Investments and Hedging

o	Assistance with negotiating Investment Management Agreements for all B&W affiliates
¡	Assistance with establishment and maintenance of investment guidelines
o	Assistance with monitoring compliance with investment guidelines
o	Assistance with hedging

(C) Assistance with Coordinating Revolver Borrowings

o	Notify B&W management of any cash shortfalls
o	Deliver borrowing notices to bank if directed by B&W
o	Report all activity reasonably promptly

(D) Assistance with managing credit relationships

o	Determine credit needs
o	Negotiate credit facilities

(E) Assistance with Credit Agreement Compliance Reporting

o	Assistance with tracking reporting requirements
o	Assistance with performance of required periodic covenant calculations and reporting same to lenders

Service Fee for All Services:

Amount:	$10,459 per month

Termination Date:

Services provided up to nine months from the Distribution Date

Schedule H

Investor Relations Services

Description of Services to be Provided:

Services that can be provided by McDermott as part of Investor Relations (“IR”) Transition Services:

(A)	IR Assistance
(B)	Additional services are available on request, subject to acceptable fee negotiation

Each such service category is described below.

(A) IR Assistance

o	JRM IR team will provide advice and assistance to B&W’s CEO, CFO and IR Officer on:
¡	Sell-side analysts
¡	Buy-side analysts & institutions
¡	Vendors
¡	General IR/Corporate Communication information, issues and activities

o	Service not to exceed 10 hours per month.

(B) Additional services available

o	Data provision:
¡	Available sell-side analyst reports from First Call and/or email distribution
¡	Consensus Earnings Estimates through monthly Corporate Profile
¡	Quarterly ownership information via BD Corporate
¡	Analyst & Institution profiles via BD Corporate

o	IR Review:
¡	McDermott IR team will review and comment as requested on financial community directed:
➢	Press Releases
➢	Conference call scripts
➢	Conference call Q&A
➢	Investor presentations

o	IR Preparation:
¡	McDermott IR team will assist in drafting and preparing as needed:
➢	Press Releases
➢	Conference call scripts
➢	Conference call Q&A
➢	Investor presentations
➢	Other documents as reasonably requested

Service Fee:

Amount:	$1,886 per month

Termination Date:

Service provided for an agreed upon time, but in no case to exceed nine months from the Distribution Date

Schedule I

Litigation Services

Areas of Service:

JRM will provide to B&W legal group support/assistance, as necessary, with regard to the following matters: B&W, et al v. McGriff, Seibels & Williams, et al; and B&W, et al v. ANI, et al. (collectively, “the Litigation”)

Examples of such support/assistance may include:

•	Witness testimony
•	Education re: background on the Litigation and on underlying or related matters
•	Access to and assistance with case files for underlying matters
•	Advice and/or participation in legal strategizing upon request

Terms of Service:

Such assistance shall be provided through the duration of the Litigation.

Cost of Service:

$7,783 per month.

Schedule J

Services for Sales Office in Singapore

Description of Services to be Provided:

As of the Distribution Date, McDermott will provide as reasonably needed office space, personal computer, land-line telephone, Internet access (other than through a McDermott network), IT user support (as more fully described in the following paragraph), routinely available consumable office supplies, and security (building access) services for up to six (6) B&W employees resident in McDermott’s AsiaPac Headquarters office in Singapore (11 Lorong 3 Toa Payoh (Jackson Square)). Such Services will be provided at the same level they are being provided for McDermott employees in similar positions in the Singapore sales office. For the avoidance of doubt, other than in relation to these specific services, the Services do not include any employee administration functions, e.g., issuing employee salaries or bonuses to such B&W employees, nor do they include access to the McDermott network.

As indicated above, McDermott will provide IT user support assistance to B&W personnel located at McDermott’s AsiaPac Headquarters office in Singapore (11 Lorong 3 Toa Payoh (Jackson Square)) as requested by such B&W personnel, the B&W Help Desk, other B&W IT management, including assistance with PC hardware and software, printing, and general network connectivity (“User Support Services”).

Service Fee:

$6,850 per month for the above-listed Services.

B&W will reimburse McDermott for the actual cost incurred by McDermott for all other items and services utilized by the B&W employees in the Singapore office, including, but not limited to, travel expenses, miscellaneous marketing items, parking fees, newspapers, courier and shipping charges, transport allowances, and administration fees.

Termination Date:

The User Support Services terminate twelve (12) months after the Distribution Date or when the last B&W personnel has permanently departed McDermott’s AsiaPac Headquarters office in Singapore (11 Lorong 3 Toa Payoh (Jackson Square)), whichever comes first. All other Services hereunder will terminate six (6) months after the Distribution Date, unless earlier terminated upon thirty (30) days’ prior written notice provided to McDermott by B&W.

Schedule K

Services for MPLS and Facility Access in Houston

Description of Services to be Provided:

Support services described in this schedule are those required to support the overall transition of information technology services, particularly with respect to the connectivity, security and integrity of required information and telecommunications systems, including firewall structure management and the distribution, forwarding and separation of e-mail (collectively, the “MPLS Services”), and further to provide for transitional information and telecommunications support and access for B&W employees resident in McDermott’s Houston facilities following the Distribution Date, including use of computers, phones, and other access requirements (collectively, the “Facility-Related Services”). Such Services will be provided at the same level they are being provided to McDermott employees in similar positions in McDermott’s Houston facilities.

MPLS Services: As of the Distribution Date, McDermott will provide the following support services, with the cooperation of B&W:

•

Information Systems Connectivity and Security—McDermott will work with B&W to separate the contractual relationship with Verizon under which information systems connectivity and security (the “Information Network”) is provided. The parties anticipate that McDermott will acquire the coverage in the Houston and international regions provided under the Verizon relationship, and B&W will acquire coverage in all other regions. To the extent such separation is not completed as of the Distribution Date, the parties will cooperate through their respective Service Coordinators to complete such separation as commercially reasonable. To the extent either party needs access to the Information Network of the other party after the Distribution Date, then during the MPLS Transition Period, each party will provide the other party with reasonable access to their respective Information Networks to the extent necessary to facilitate the overall transition of information technology services. As each party no longer requires access to the Information Network of the other party with respect to specific functions, systems or services, such party’s access will be terminated. The process for such termination will be as follows: At such time as a party no longer needs access to the Information Network of the other party with respect to a particular function, system or service, then the Service Coordinator for the party no longer requiring access will provide notice to the other party’s Service Coordinator. Access management will be implemented through the relevant firewall rules. The Service Coordinators will promptly confer and reasonably determine how the firewall rules should be modified to implement the access changes. The Service Coordinator for the party owning the Information Network to which access is being restricted shall coordinate the implementation of the new firewall rules with Verizon or other service provider.

As part of the above Services, B&W will be allowed to continue its current use of the 131.184.46.n/24 subnet on the internet for a maximum period of twelve (12) months after the Distribution Date. During this use period, B&W will migrate off this and any other 131.184.0.0/16 subnet. Any public/internet routing or provider changes required by B&W during this period will be accommodated and auctioned by McDermott. To maintain application access while any IT transition services are being provided by either party pursuant to a Transition Services Agreement, both McDermott and B&W will maintain the current IP addressing space on their internal networks: B&W will maintain exclusive use of the 10.0.0.0 to 10.127.255.255 range and McDermott the 10.128.0.0 to 10.255.255.255 range. B&W will not expand its use of any 131.184.0.0 subnet internally or externally without prior consent of McDermott.

In addition, McDermott will provide connectivity between the B&W and McDermott networks, with both B&W and McDermott maintaining a back-to-back firewall solution allowing free and open access to applications covered under a Transition Services Agreement. Any rule changes made to these firewalls will be communicated in advance and agreed upon by both companies. B&W and McDermott will be responsible for maintaining the uptime of each firewall and the updates to routing tables on their respective networks. It is intended that rules sets on the firewalls will adopt a least access posture, i.e., only allowing IP address and TCP ports required to support application access. Any security violations or virus outbreaks on either company’s network will be communicated to the other party to ensure the integrity of each company’s network; either company may temporarily sever all access to the other during such an outbreak, until the cause has been determined and remedied.

•

ADP Network Access—For a period of twelve (12) months after the Distribution Date or until all legacy date has been exported, whichever comes first, McDermott will maintain the link to the ADP legacy site systems. B&W will be allowed to use this link during such period with access and routing via the back-to-back firewalls and inter-company connectivity maintained by McDermott.

•	Electronic Mail—For a period of six (6) months after the Distribution Date, McDermott will forward all emails of its former executive-level employees.

For a period of ninety (90) days after the Distribution Date, McDermott will forward emails of all its other former employees.

The foregoing electronic mail services will only be provided for so long as such employees are B&W employees after the Distribution Date.

•

Phone Greeting—For a period of ninety (90) days after the Distribution Date, McDermott will maintain a phone greeting on the extensions of its former employees. The phone greeting, which will be recorded by each employee on the last day of employment with McDermott, will tell callers the new phone number(s) to use. No phone calls will be forwarded, and the foregoing phone greeting services will only be provided for so long as such employees are B&W employees after the Distribution Date.

•

User Support—McDermott will provide IT user support assistance to B&W personnel located at 777 N. Eldridge as requested by the B&W Help Desk or other B&W IT management, including assistance with PC hardware and software, printing, general network connectivity and application access. These user support services will only be provided for a period of twelve (12) months after the Distribution Date or until the last B&W personnel has permanently departed the 777 N. Eldridge building, whichever comes first.

Facility-Related Services: As of the Distribution Date, McDermott will provide as reasonably needed personal computer, land-line telephone, Internet and Network access, and security (building access) services for those B&W employees resident in McDermott’s Houston facilities during the MPLS Transition Period.

Monthly Status Conferences: During the MPLS Transition Period, Louis Burkart and David Black (or their designated delegates) agree to confer on a monthly basis to consider and discuss the status of these Services and other issues relating thereto.

Service Fee:

Amount:	$5,000 per month
Currency:	US Dollars (USD).

Termination Date:

McDermott will provide the Services for up to eighteen (18) months from the Distribution Date, or, with respect to certain Services, for the shorter period indicated in the Services descriptions above, unless earlier terminated upon thirty (30) days’ prior written notice provided to McDermott by B&W (“MPLS Transition Period”).

Schedule L

Office Space

Description of Services to be Provided:

Office space to be provided for B&W employees at the 777 N. Eldridge Pkwy, Houston, Texas location.

Service Fee:

Amount:	$43,143 per month
Currency:	US Dollars (USD).

Termination Date:

McDermott will provide the Services for up to fourteen (14) months from the Distribution Date.

Schedule M

Offsite and Third Party Records Storage and Destruction

Description of Services to be Provided:

Offsite and third party records storage and destruction

Service Fee:

Amount:	$[5,964] per month
Currency:	US Dollars (USD).

Termination Date:

McDermott will provide the Services for up to eighteen (18) months from the Distribution Date.

Schedule N

Office in McDermott’s New Orleans Facility

Description of Services to be Provided:

As of the Distribution Date, McDermott will provide, as reasonably needed, office space, personal computer, land-line telephone, Internet access (other than through a McDermott network), IT support, routinely available consumable office supplies, and security (building access) services for one (1) B&W employee resident in McDermott’s office in New Orleans. Such Services will be provided at the same level they are being provided for McDermott employees in similar positions in the McDermott’s New Orleans office. For the avoidance of doubt, other than in relation to these specific services, the Services do not include any employee administration functions, e.g., issuing employee salaries or bonuses to such B&W employees, nor do they include access to the McDermott network.

Service Fee:

$400 per month for the above-listed Services.

B&W will reimburse McDermott for the actual cost incurred by McDermott for all other items and services utilized by the B&W employees in the McDermott New Orleans office, including, but not limited to, travel expenses, miscellaneous marketing items, parking fees, newspapers, courier and shipping charges, transport allowances, and administration fees.

Termination Date:

The Services will terminate twelve (12) months after the Distribution Date, unless earlier terminated upon thirty (30) days’ prior written notice provided to McDermott by B&W.

Schedule 2.4

Certain Subcontractors

None.

Schedule 4.1

Payment Instructions

Until further notice, the following are wire transfer/ACH payment instructions for payment to McDermott for amounts owing under this Agreement:

McDermott International, Inc.

Bank Name:	JP Morgan Chase Bank New York
Bank ABA #:	021000021
Account Name:	J. Ray McDermott Inc.
Account Number:	304299227